Exhibit 2.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.
Double asterisks denote omissions.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is hereby entered into on October 19, 2020 (the “Effective Date”), by and between Complexa (assignment for the benefit of creditors), LLC, a Delaware limited liability company (in its sole and limited capacity as assignee for the benefit of creditors of Complexa, Inc., the “Seller”), with its principal office located at 3945 Freedom Circle, Suite 560, Santa Clara, California 95054, United States, and Imara Inc. (the “Buyer”), with its principal office located at 116 Huntington Ave, Sixth Floor, Boston, MA 02116, United States.

RECITALS

A.By resolution of the board of directors (the “Board”) of Complexa, Inc., a Delaware corporation (the “Assignor”), as memorialized in Assignor’s duly executed board resolution, Assignor has transferred ownership of all of its right, title and interest in and to all of its tangible and intangible assets (the “Assets”) to Seller, and, in so doing, has also designated Seller to act, pursuant to Delaware law, as the assignee for the benefit of creditors of Assignor. The General Assignment agreement (the “General Assignment”) between Assignor and Seller, as assignee, is attached hereto as Exhibit 1.

B.Seller and Buyer have identified a subset of the Assets that Buyer desires to purchase from Seller (the “Purchased Assets”).  The Purchased Assets are defined in Section 1.2 below.  After consummation of the Closing contemplated under this Agreement, Seller intends to sell or otherwise liquidate any and all remaining non-cash Assets that are not Purchased Assets and will undertake the winding down of Assignor’s assignment estate, which shall ultimately include, but shall not be limited to, the distribution to Assignor’s creditors of the assignment estate’s net funds remaining after payment of all fees and costs associated with the liquidation of the assignment estate.

C. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, Buyer and Seller hereby agree as follows:

1.PURCHASE AND SALE OF THE PURCHASED ASSETS.

1.1Agreement to Sell and Purchase the Purchased Assets.  Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants set forth in this Agreement, Seller hereby agrees to sell, assign, transfer and convey to Buyer at the Closing (as defined in Section 2.2 below), and Buyer hereby agrees to purchase and acquire from Seller at the Closing, all of Seller’s right, title and interest in and to all of the Purchased Assets.  The Purchased Assets will be sold, assigned, transferred and conveyed to Buyer (subject to Section 1.3) on the Closing Date on a “AS IS” and “WHERE IS” basis, with no representations or warranties other than those specifically set forth below, and subject to any and all existing pledges, liens, licenses, rights of possession, security interests, restrictions, encumbrances, charges, title retention, conditional sale or other security arrangements of any nature whatsoever (collectively, “Encumbrances”).

1.2Purchased Assets Defined.  As used in this Agreement, the term “Purchased Assets” means, collectively, Seller’s right, title and interest in and to the assets listed in Exhibit 1.2(a) attached hereto, provided, however, that the Purchased Assets specifically do not, under any circumstances, include any of Seller’s or Assignor’s (i) cash, (ii) accounts receivable, (iii) claims for preference or fraudulent conveyance recoveries under applicable law or any other litigation recoveries, (iv) state or federal tax refunds, (v) insurance refunds or recoveries, (vi) utility or leasehold security deposits, (vii) all corporate governance and human resource documents and business books and records (which for clarity, shall not include regulatory or scientific documents related to the Purchased Assets), or (viii) any of the “Excluded Assets” (defined below).  Buyer shall promptly execute and deliver to Seller any and all such further assignments, endorsements and other documents as Seller may reasonably request for the purpose of effectuating the terms and conditions of this Section.

For the avoidance of doubt, it is the intent of the parties hereto that none of the Excluded Assets shall be transferred to Buyer.  For purposes of this Agreement, the term “Excluded Assets” means (i) the assets identified on Exhibit 1.2(b) and (ii) all properties, rights, contracts, claims or other assets other than those specifically listed or described in Exhibit 1.2(a) hereto.

1.3Asset Transfer; Passage of Title; Delivery.

(a)Title Passage.  Except as otherwise provided in this Agreement, upon the Closing, (i) title to all of the Purchased Assets shall pass to Buyer; (ii) Seller shall make available to Buyer possession of all of the Purchased Assets as provided in subsection 1.3(b); and (iii) upon Buyer’s request, Seller shall execute assignments, conveyances and/or bills of sale reasonably requested to convey to Buyer title to all of the Purchased Assets, subject to the Encumbrances, in accordance with Section 1.1 of this Agreement, as well as such other instruments of conveyance as Buyer may reasonably deem necessary to effect or evidence the transfers contemplated hereby.

(b)Delivery of Purchased Assets.  On the Closing Date (as defined in Section 2.2), Seller shall make available to Buyer possession of the Purchased Assets, provided, however, that the expenses of retrieving, removing and transferring the Purchased Assets shall be borne exclusively by Buyer, and provided further that in the event that any of the Purchased Assets are located outside of the physical control of Seller, such as in warehouses or foreign locations controlled by third parties, Seller is not making any representation or warranty to Buyer as to the quantities of Purchased Assets under the control of such third parties or the accessibility of such Purchased Assets.

(c)Retention of Documents.  As assignee, Seller is responsible for maintaining business records during the assignment process and, among other things, will prepare and file final tax returns.  To the extent Buyer requires business records of Assignor that Seller has retained to administer the assignment estate, Buyer shall, at its own expense, arrange to obtain copies of such records from Seller.

2.PURCHASE PRICE; PAYMENTS.

2.1Purchase Price.

(a)Upfront Consideration.  In partial consideration of the sale, transfer, conveyance and assignment of all of the Purchased Assets to Buyer at the Closing, Buyer shall, as of the Closing, assume only those liabilities, if any, expressly set forth as Assumed Liabilities in Section 3.1 of this Agreement and shall pay by wire transfer to an account designated by Seller at the Closing the sum of seventy-five thousand U.S. dollars ($75,000) (the “Upfront Payment”).

(b)Contingent Consideration.  As additional consideration for the Purchased Assets, Buyer shall pay to Seller by wire transfer to an account designated by Seller the contingent payments (each a “Contingent Payment”) set forth in Exhibit 2.1 based on the achievement by or on behalf of Buyer of the corresponding milestone event set forth in Exhibit 2.1. For the avoidance of doubt, a Contingent Payment shall be due and payable only once (and only one Contingent Payment shall be payable with respect to each milestone event) and shall be paid by Buyer to Seller promptly, but in no event later than [**] following the occurrence of the applicable milestone event by wire transfer to Seller.  The Upfront Payment and the Contingent Payments are collectively referred to herein as the “Purchase Price.”  Notwithstanding the foregoing, from and after the Closing, Buyer shall, in its sole and absolute discretion, make all decisions with respect to the research, development and commercialization of the Purchased Assets and shall have no obligation to undertake any efforts to achieve the milestone events.

2.2Closing.  The consummation of the purchase and sale of the Purchased Assets contemplated hereby will take place at a closing to be held at the offices of Seller (the “Closing”), as soon as possible but in no event later than the third (3rd) business day following the satisfaction or waiver of the last of the conditions set forth in Section 8 (the “Closing Date”), or at such other time or date, and at such place, or by such other means of exchanging documents, as may be agreed to by Buyer and Seller.  If the Closing does not occur on or prior to November 30, 2020, or such later date upon which Buyer and Seller agree in writing, this Agreement shall terminate upon written notice of termination given by either party hereto that is not in default of its obligations hereunder, and thereupon this Agreement shall become null and void and no party hereto will have any further rights or obligations hereunder, except that Section 6.1 shall survive such termination.

3.OBLIGATIONS ASSUMED.

3.1Liabilities.  Buyer agrees, upon consummation of, and effective as of, the Closing, to assume those (and only those) liabilities of Seller and of Assignor directly relating to all obligations arising after the Closing under contracts of Assignor listed in Exhibit 3.1 that are effectively assigned to, and assumed by, Buyer (collectively, the “Assumed Liabilities”).

3.2Liabilities and Obligations Not Assumed.  Except as expressly set forth in Section 3.1 above, Buyer shall not assume or become obligated in any way to pay or perform any liabilities,

debts or obligations of Seller or of Assignor whatsoever, including, but not limited to, any liabilities or obligations now or hereafter arising from Assignor’s business activities that took place prior to the Closing or any liabilities arising out of or connected to the liquidation and winding down of Assignor’s business.  All liabilities, debts and obligations of Seller and of Assignor not expressly assumed by Buyer hereunder are hereinafter referred to as the “Excluded Liabilities.”

3.3No Obligations to Third Parties.  The execution and delivery of this Agreement shall not be deemed to confer any rights upon any person or entity other than the parties hereto, or make any person or entity a third party beneficiary of this Agreement, or to obligate either party to any person or entity other than the parties to this Agreement.  The assumption by Buyer of any liabilities or obligations of Seller under Section 3.1 shall in no way expand the rights or remedies of third parties against Buyer as compared to the rights and remedies such parties would have against Seller if the Closing was not consummated.

4.REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Seller that all the following statements are true, accurate and correct:

4.1Due Organization.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.  Buyer has all necessary power and authority to enter into this Agreement and to execute and deliver all other documents that Buyer is required to execute and deliver hereunder, and Buyer holds or will timely hold all permits, licenses, orders and approvals of all federal, state and local governmental or regulatory bodies necessary and required therefore.

4.2Power and Authority; No Default.  Buyer has all requisite power and authority to enter into and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by Buyer of this Agreement, and the consummation of all the transactions contemplated hereby, have been duly and validly authorized by Buyer.  This Agreement, when signed and delivered by Buyer, will be duly and validly executed and delivered and will be the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the laws relating to bankruptcy, insolvency and relief of debtors, and rules and laws governing specific performance, injunctions, relief and other equitable remedies.

4.3Authorization for this Agreement.  No authorization, approval, consent of, or filing with any governmental body, department, bureau, agency, public board, authority or other third party is required for the consummation by Buyer of the transactions contemplated by this Agreement.

4.4Litigation.  To the best of Buyer’s knowledge, there is no litigation, suit, action, arbitration, inquiry, investigation or proceeding pending or, to the knowledge of Buyer, threatened, before any court, agency or other governmental body against Buyer (or any corporation or entity affiliated with Buyer) which seeks to enjoin or prohibit or otherwise prevent the transactions contemplated hereby.

4.5Funding.  Buyer currently has available to it, and will have available to it at the Closing, sufficient funds to pay the Purchase Price to Seller at the Closing.  Buyer’s ability to perform its financial obligations under this Agreement is therefore not subject to any financing contingency.

5.	REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Buyer that all of the following statements are true, accurate and correct:

5.1Corporate Organization.  Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of California.

5.2Power and Authority; No Default Upon Transfer.  As assignee, Seller has all requisite power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and under the General Assignment.  The signing, delivery and performance by Seller of this Agreement, and the consummation of all of the transactions contemplated hereby, have been duly and validly authorized by Seller.  To the best of Seller’s knowledge, the General Assignment was duly authorized by Assignor’s Board and is a valid agreement binding on the Assignor and Seller.  This Agreement, when signed and delivered by Seller, will be duly and validly executed and delivered and will be the valid and binding obligation of Seller, enforceable against Seller, as assignee, in accordance with its terms as governed by applicable law, regulations and rules.  Neither the signing and delivery of this Agreement by Seller, nor the performance by Seller of its obligations under this Agreement, will (i) violate Seller’s Articles of Organization or Operating Agreement, or (ii) violate any law, statute, rule or regulation or order, judgment, injunction or decree of any court, administrative agency or government body applicable to Seller.

5.3Title.  To the best of Seller’s knowledge after reasonable inquiry, Seller, as assignee, has good and marketable title to all of the Purchased Assets.  Seller sells, assigns, transfers and conveys the Purchased Assets to Buyer on an “AS IS” and “WHERE IS” basis, with no representations or warranties as to merchantability, fitness or use, and the Purchased Assets shall be subject to the Encumbrances.

(a)AS-IS SALE; DISCLAIMERS; RELEASE. IT IS UNDERSTOOD AND AGREED THAT, UNLESS EXPRESSLY STATED HEREIN, SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASED ASSETS, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(b)BUYER ACKNOWLEDGES AND AGREES THAT UPON THE CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PURCHASED ASSETS “AS IS, WHERE IS, WITH ALL FAULTS.”  BUYER HAS NOT RELIED UPON AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES,

GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PURCHASED ASSETS OR RELATING THERETO MADE OR FURNISHED BY SELLER OR ITS REPRESENTATIVES TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, EXCEPT AS EXPRESSLY STATED HEREIN.  BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PURCHASED ASSETS ARE BEING SOLD “AS IS, WHERE IS, WITH ALL FAULTS.”

(c)BUYER ACKNOWLEDGES TO SELLER THAT BUYER WILL HAVE THE OPPORTUNITY TO CONDUCT PRIOR TO CLOSING SUCH INSPECTIONS AND INVESTIGATIONS OF THE PURCHASED ASSETS AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE PURCHASED ASSETS AND ITS ACQUISITION THEREOF.  BUYER FURTHER WARRANTS AND REPRESENTS TO SELLER THAT BUYER WILL RELY SOLELY ON ITS OWN REVIEW AND OTHER INSPECTIONS AND INVESTIGATIONS IN THIS TRANSACTION AND NOT UPON THE INFORMATION PROVIDED BY OR ON BEHALF OF SELLER, OR ITS AGENTS, EMPLOYEES OR REPRESENTATIVES WITH RESPECT THERETO. BUYER HEREBY ASSUMES THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, LATENT OR PATENT DEFECTS, ADVERSE PHYSICAL OR OTHER ADVERSE MATTERS, MAY NOT HAVE BEEN REVEALED BY BUYER’S REVIEW AND INSPECTIONS AND INVESTIGATIONS.

(d)BUYER ACKNOWLEDGES THAT SOME OF THE PURCHASED ASSETS DESCRIBED IN EXHIBIT 1.2(a) MAY CONTAIN THIRD-PARTY INTELLECTUAL PROPERTY THAT MAY HAVE BEEN LICENSED BY ASSIGNOR OR OTHERWISE ACQUIRED BY ASSIGNOR.  BUYER UNDERSTANDS THAT SELLER MAY BE UNABLE TO TRANSFER INTELLECTUAL PROPERTY BELONGING TO A THIRD-PARTY WITHOUT THE EXPRESS WRITTEN CONSENT OF THAT THIRD-PARTY, WHICH, EXCEPT AS SET FORTH IN EXHIBIT 8.1(E), WILL NOT BE OBTAINED OR SOUGHT BY SELLER AS A PART OF, OR CONDITION TO, THIS AGREEMENT.  BUYER SHALL ACCEPT FULL RESPONSIBILITY FOR COMMUNICATING WITH ANY SUCH THIRD-PARTIES WHOSE INTELLECTUAL PROPERTY MAY BE INCLUDED IN THE PURCHASED ASSETS TRANSFERRED HEREBY AND SHALL PAY ANY AND ALL LICENSING OR OTHER FEES, COSTS, EXPENSES OR CHARGES THAT MAY BE ASSOCIATED WITH USING ANY SUCH PURCHASED ASSETS FOLLOWING THE CLOSING.  ASSIGNOR SHALL REMAIN RESPONSIBLE FOR ANY AND ALL LICENSING OR OTHER FEES, COSTS, EXPENSES OR CHARGES THAT MAY BE ASSOCIATED WITH USING ANY SUCH PURCHASED ASSETS PRIOR TO THE CLOSING.

5.4Litigation.  To the best of Seller’s knowledge, there is no claim, action, arbitration, inquiry, investigation, suit or proceeding pending or, to Seller’s knowledge, threatened, against Seller or Assignor that might affect in any way any of the Purchased Assets or the transactions contemplated by this Agreement, nor is Seller aware or have grounds to know of any reasonable basis therefor.  To the best of Seller’s knowledge, there are no judgments, decrees, injunctions or orders of any court, governmental body, department, commission, agency, instrumentality or arbitrator against Seller or Assignor affecting the Purchased Assets.

5.5Authorization for this Agreement.  Except to the extent consent may be required to assign the Pittsburgh and UAB Agreements (as defined in Exhibit 1.2(a)), no authorization, approval, consent of, or filing with any governmental body, department, bureau, agency, public board, authority or other third party is required for the consummation by Seller of the transactions contemplated by this Agreement.

5.6Assignee.  All rights of Seller with regard to the ownership and possession of the Purchased Assets are rights held as assignee pursuant to the General Assignment made by Assignor.  Pursuant to the General Assignment, Assignor has informed Seller that it transferred to Seller all of Assignor’s right, title and interest in and to the Purchased Assets.  Pursuant to this Agreement, Seller, solely in its capacity as assignee, will at Closing sell, assign, and transfer all of its right, title and interest in and to the Purchased Assets to Buyer.

6.COVENANTS OF BUYER.

6.1Confidential Information.  All copies, if any, of financial information, pricing, marketing plans, business plans, and other confidential and/or proprietary information of Assignor and/or Seller disclosed to Buyer in the course of negotiating the transactions contemplated by this Agreement, including the terms of this Agreement (“Seller Confidential Information”), will be held in confidence and not be used or disclosed by Buyer or any of its employees, affiliates or stockholders, except to any public or private lender, for a period of [**] from the Effective Date and will be promptly destroyed by Buyer or returned to Seller, upon Seller’s written request to Buyer; provided, however, that from and after the Closing, the foregoing covenant shall not be applicable to any Seller Confidential Information included in the Purchased Assets.  It is agreed that Seller Confidential Information will not include information that:  (a) is proven to have been known to Buyer prior to receipt of such information from Seller; (b) is disclosed by a third party having the legal right to disclose such information and who owes no obligation of confidence to Seller; (c) is now, or later becomes, part of the general public knowledge or literature, other than as a result of a breach of this Agreement by Buyer; or (d) is independently developed by Buyer without the use of any Seller Confidential Information.  The restrictions set forth in this Section 6.1 shall not apply any Seller Confidential Information that Buyer is required to disclose by law, applicable government regulation or by order of a court of competent jurisdiction.

6.2Press Releases and Public Announcements.  Buyer shall not issue any press release or make any public disclosure or announcement relating to the financial terms of this Agreement or identifying Seller without the prior written approval of Seller, which shall not be unreasonably withheld.  Notwithstanding the foregoing, Buyer may disclose certain information relating to this Agreement if required to do so by law, applicable governmental regulation or by order of a court of competent jurisdiction.

6.3Taxes and any Other Charges Related to the Sale. Buyer agrees to promptly pay all sales, transfer, use or other taxes, duties, claims or charges imposed on and/or related to the sale of the Purchased Assets under this Agreement by any tax authority or other governmental agency and to defend, indemnify and hold Seller harmless from and against any such taxes, duties, claims, or charges for payment thereof by any tax authority or other governmental agency.  Buyer agrees that it will pay to the appropriate governmental agency any sales tax resulting from the sale of the Purchased Assets under this Agreement within [**] following the Effective Date, and will provide to Seller written proof of Buyer having made such sales tax payment within [**] of the date that Buyer made such sales tax payment.  Exhibit 6.3 hereto contains an allocation of the Purchase Price among the Purchased Assets.

6.4Discontinued Studies.  Following the Closing, and upon the transfer of the INDs (as defined in Exhibit 8.1(a)) to the Buyer, the Buyer shall, at its own cost and expense, close any and all Food and Drug Administration studies that the Buyer chooses not to continue in its discretion.

6.5Survival of Covenants.  The covenants set forth in this Section shall survive the Closing.  The covenants set forth in Section 6.1 above shall, in addition, survive the termination of this Agreement for any reason.

7.COVENANTS OF SELLER.

Seller covenants and agrees with Buyer as follows:

7.1Further Assurances.  From and after the Closing Date, Seller shall cooperate with Buyer and promptly sign and deliver to Buyer any and such additional documents, instruments, endorsements and related information and take actions as Buyer may reasonably request for the purpose of effecting the transfer of Seller’s and/or Assignor’s title to the Purchased Assets to Buyer, and/or carrying out the provisions of this Agreement, provided, however, that Seller shall be reimbursed for its reasonable costs and expenses incurred in providing such documents, instruments, endorsements or related information, which additional documents, instruments, endorsements or related information shall be prepared solely by Buyer.

7.2Press Releases and Public Announcements.  Seller shall not issue any press release or make any public disclosure or announcement relating to this Agreement or identify Buyer without Buyer’s prior written approval, which shall not be unreasonably withheld.  Notwithstanding the foregoing, Seller may disclose certain information relating to this Agreement if required to do so by law, applicable governmental regulation, or by order of a court of competent jurisdiction, and Seller shall be permitted, at its discretion, to prepare and distribute a tombstone regarding the General Assignment and this Agreement without mentioning the identity of Buyer or the terms of this Agreement.

7.3Survival of Covenants.  Each of the covenants set forth in this Section 7 shall survive the Closing.

8.CONDITIONS TO CLOSING.

8.1Conditions to Buyer’s Obligations.  Buyer’s obligations hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Buyer may expressly waive the same in writing:

(a)Accuracy of Representations and Warranties on the Closing Date.  The representations and warranties made herein by Seller shall be true and correct in all material respects, and not misleading in any material respect, on and as of the date given, and on and as of the Closing Date, with the same force and effect as though such representations and warranties were made on and as of the Closing Date.

(b)Compliance.  As of the Closing Date, Seller shall have complied in all material respects with, and shall have fully performed, in all material respects, all conditions, covenants and obligations of this Agreement imposed on Seller and required to be performed or complied with by Seller at, or prior to, the Closing Date.

(c)Delivery of Purchased Assets.  Seller shall have made the Purchased Assets available to Buyer as set forth in Section 1.3 above.

(d)Delivery of Closing Documents.  Seller shall have delivered, and Buyer shall have received, the documents described in Section 9.2 hereof.

(e)Proper Assignment.  Seller shall have satisfied, in Buyer’s reasonable discretion, each of the requirements set forth on Exhibit 8.1(e).

(f)No Bankruptcy.  As of the Closing Date, neither Assignor nor Seller shall have become subject to any bankruptcy or receivership proceeding.

(g)Lien Search.  The results of a confirmatory lien search identify no additional liens on the Purchased Assets as of the Closing Date as compared to those in existence on the Effective Date.

8.2Conditions to Seller’s Obligations.  The obligations of Seller hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Seller may expressly waive the same in writing:

(a)Accuracy of Representations and Warranties on Closing Date.  The representations and warranties made herein by Buyer shall be true and correct in all material respects, and not misleading in any material respect, on and as of the date given, and on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date.

(b)Compliance.  Buyer shall have complied in all material respects with, and shall have fully performed, the terms, conditions, covenants and obligations of this Agreement imposed thereon to be performed or complied with by Buyer at, or prior to, the Closing Date.

(c)Payment.  Buyer shall have transmitted by wire transfer and Seller shall have received payment of the Upfront Payment.

9.CLOSING OBLIGATIONS.

9.1Buyer’s Closing Obligations.  At the Closing, Buyer shall deliver to Seller each of the following:

(a)Payment of the Upfront Payment by wire transfer.

(b)The Assignment and Bill of Sale Agreement, in the form attached hereto as Exhibit 9.1 (b), signed by an authorized officer of Buyer on behalf of Buyer.

(c)The Patent Assignment Agreement, in the form attached hereto as Exhibit 9.1 (c), signed by an authorized officer of Buyer on behalf of Buyer.

9.2Seller’s Closing Obligations.  At the Closing, Seller shall deliver to Buyer each of the following:

(a)	The Purchased Assets in accordance with Section 1.3.

(b)The Assignment and Bill of Sale Agreement, in the form attached hereto as Exhibit 9.1 (b), signed by an authorized representative of Seller on behalf of Seller.

(c)The Patent Assignment Agreement, in the form attached hereto as Exhibit 9.1 (c), signed by an authorized representative of Seller on behalf of Seller.

10.SURVIVAL OF WARRANTIES AND INDEMNIFICATION.

10.1Survival of Warranties.  All representations and warranties made by Buyer herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing for a period of one (1) year after the Closing.  All representations and warranties made by Seller herein shall terminate effective as of the Closing; provided that such representations and warranties made by Seller herein shall survive the Closing solely for the purpose of providing recourse to Buyer to offset any future Contingent Payments.

10.2Indemnified Losses.  For the purpose of this Section 10.2 and when used elsewhere in this agreement, “Loss” shall mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including, without limitation, those resulting from any and all actions, suits, proceedings, demands, assessments, judgments, award or arbitration, together with reasonable costs and expenses including the reasonable attorneys’ fees and other legal costs and expenses relating thereto.

10.3No Indemnification by Seller.  Seller is selling to Buyer the Purchased Assets defined in this Agreement on an “AS IS” and “WHERE IS” basis, with no representations or warranties as to merchantability, fitness or usability or in any other regard (except for the limited representations and warranties specifically set forth above), and Seller does not agree to defend, indemnify or hold harmless Buyer, any parent, subsidiary or affiliate of Buyer or any director, officer, employee, stockholder, agent or attorney of Buyer or of any parent, subsidiary or affiliate of Buyer from and against and in respect of any Loss which arises out of or results from the transactions described herein.

10.4Indemnification By Buyer.  Subject to the provisions and limitations set forth in this Section 10, Buyer agrees to defend, indemnify and hold harmless Seller, any parent, subsidiary or affiliate of Seller, and any officers, directors, members, agents, managers, representatives, employees or attorneys of Seller or of any parent, subsidiary or affiliate of Seller (collectively, the “Seller Indemnitees”) from and against and in respect of any Loss which arises out of or results from:

(a)any breach by Buyer of any covenant made herein, or the inaccuracy or untruth of any representation or warranty of Buyer made herein; or

(b)the use of the Purchased Assets after the Closing;

provided, however, that nothing in this Section 10.4 shall impose on Buyer any duty to indemnify Seller for any Excluded Liabilities or Excluded Assets.

10.5Period for Making Claims.  A claim for indemnification by Seller under this Section 10 may be brought, if at all, at any time after the Closing Date, with respect to any claim or claims for indemnification under this Section 10, provided, however, that any claim under Section 10.4(a) with respect to the inaccuracy or untruth of any representation or warranty must be brought, if at all, prior to the time such representation or warranty expires pursuant to Section 10.1.

11.MISCELLANEOUS.

11.1Expenses.  Each of the parties hereto shall bear its own expenses (including without limitation attorneys’ fees) in connection with the negotiation and consummation of the transactions contemplated hereby.

11.2Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be personally delivered or sent by certified or registered United States mail, postage prepaid, or sent by a nationally recognized overnight express courier and addressed as follows:

(a)If to Seller:

Complexa (assignment for the benefit of creditors), LLC

3945 Freedom Circle, Suite 560

Santa Clara, California 95054

United States

Telephone: (650) 329-9996

Facsimile: (650) 329-0980

Email:  mam@shrwood.com

Attention:  Michael A. Maidy

With copy to:

Saul Ewing Arnstein & Lehr LLP

1201 N. Market Street, Suite 2300

Wilmington, DE 19801

Telephone: (302) 421-6806

Facsimile:   (302) 421-6813

Email:  monique.disabatino@saul.com

Attention:  Monique B. DiSabatino, Esq.

(b)If to Buyer:

Imara Inc.

116 Huntington Ave, Sixth Floor

Boston, MA 02116

Telephone: 617-206-2020

Email:  rballal@imaratx.com

Attention: Rahul Ballal, Chief Executive Officer

With copy to:

Legal Department

Email:  smigausky@imaratx.com

Attention: Steve Migausky, General Counsel

11.3Entire Agreement.  This Asset Purchase Agreement, the Exhibits hereto (which are incorporated herein by reference) and any agreements to be executed and delivered in connection herewith, together constitute the entire agreement and understanding between the parties and there are no agreements or commitments with respect to the transactions contemplated herein except as set forth in this Agreement.  This Agreement supersedes any prior offer, agreement or understanding between the parties with respect to the transactions contemplated hereby.

11.4Amendment; Waiver.  Any term or provision of this Agreement may be amended only by a writing signed by both Seller and Buyer.  The observance of any term or provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver.  No waiver by a party of any breach of this Agreement will be deemed to constitute a waiver of any other breach or any succeeding breach.

11.5No Third Party Beneficiaries.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

11.6Execution in Counterparts.  For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Facsimile or electronically transmitted signatures to this Agreement shall be as valid and binding as a signed original.

11.7Benefit and Burden.  This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by and against, the parties hereto and their respective successors and permitted assigns.

11.8Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (excluding application of any choice of law doctrines that would make applicable the law of any other state or jurisdiction) and, where appropriate, applicable federal law.  All claims and disputes arising under or in connection with this Agreement, whether for or in respect of, breach of contract, tort, equity, or otherwise, shall be adjudicated exclusively in federal or state courts located in Delaware, and each party waives its right to a trial by jury of any such claims or disputes.

11.9Severability.  If any provision of this Agreement is for any reason and to any extent deemed to be invalid or unenforceable, then such provision shall not be voided but rather shall be enforced to the maximum extent then permissible under then applicable law and so as to reasonably effect the intent of the parties hereto, and the remainder of this Agreement will remain in full force and effect.

11.10Attorneys’ Fees.  Should a suit or arbitration be brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover from the other party the prevailing party’s reasonable attorneys’ fees to be fixed in amount by the Court or the Arbitrator(s) (including without limitation costs, expenses and fees on any appeal).  The prevailing party will be entitled to recover its costs of suit or arbitration, as applicable, regardless of whether such suit or arbitration proceeds to a final judgment or award.

11.11Limitation of Liability.  BUYER HEREBY RECOGNIZES, ACKNOWLEDGES AND AGREES THAT UNDER NO CIRCUMSTANCE MAY BUYER OR ANY OF ITS AFFILIATES ASSERT ANY CLAIM AGAINST OR SEEK ANY RECOVERY FROM ANY OFFICERS, DIRECTORS, MEMBERS, AGENTS, MANAGERS, REPRESENTATIVES OR EMPLOYEES OF SELLER OR ANY OF THE OFFICERS, DIRECTORS, MEMBERS, AGENTS, MANAGERS, REPRESENTATIVES OR EMPLOYEES OF ANY MEMBER OR AFFILIATE OF SELLER ON ACCOUNT OF ANY ACTION OR INACTION OR FOR ANY REASON WHATSOEVER RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, AS A RESULT OF, ARISING OUT OF, OR IN ANY WAY RELATING TO ANY BREACH OF ANY

REPRESENTATION, WARRANTY AGREEMENT OR COVENANT MADE BY OR TO BE PERFORMED BY SELLER UNDER THIS AGREEMENT.

11.12Limitation of Remedy in Favor of Buyer.  BUYER HEREBY AGREES THAT ITS SOLE REMEDY RESULTING FROM ANY BREACH OF ANY REPRESENTATION(S) OR WARRANTY(IES) PROVIDED BY SELLER HEREIN IS TO ASSERT A GENERAL UNSECURED CLAIM AGAINST SELLER’S ASSIGNMENT ESTATE FOR DAMAGES INCURRED BY BUYER AS A RESULT OF SUCH BREACH, WITH ANY SUCH CLAIM, TO THE EXTENT AGREED TO BY SELLER OR ALLOWED BY A COURT OF LAW, TO BE TREATED IN THE SAME MANNER AS ALL OTHER GENERAL UNSECURED CLAIMS ASSERTED AGAINST SELLER’S ASSIGNMENT ESTATE.  BUYER HEREBY FURTHER AGREES THAT UNDER NO CIRCUMSTANCE MAY ANY SUCH CLAIM(S) ASSERTED BY BUYER EXCEED, IN THE AGGREGATE, THE PURCHASE PRICE OR BE ASSERTED AFTER THE ASSIGNMENT ESTATE’S CLAIMS BAR DATE, WHICH IS FEBRUARY 11, 2021.

IN WITNESS WHEREOF, Buyer and Seller have executed and delivered this Asset Purchase Agreement by their duly authorized representatives as of the Effective Date.

SELLER:		BUYER:

Complexa (assignment for the benefit of creditors), LLC, solely as assignee for the benefit of creditors of Complexa, Inc.		Imara Inc.

By:	Michael A. Maidy	By:	/s/ Rahul Ballal, P.h.D.

Its:	Manager	Its:	Chief Executive Officer

EXHIBIT 1.2(a)

Purchased Assets

Seller is not making any representation, expressed or implied, with regard to the availability of the Purchased Assets due to the additional expenses that may be incurred to retrieve them, expressed or implied liens that may be asserted by vendors, former employees or consultants holding inventory, raw materials or other Purchased Assets.  Buyer, at its own expense, may elect to pursue such Purchased Assets or use whatever means necessary to obtain them. Some Purchased Assets described in this Exhibit may contain third-party intellectual property that may have been licensed by, or otherwise acquired, by Assignor. Buyer acknowledges that Seller may be unable to transfer certain intellectual property belonging to a third party without the express written consent of that third party which, except as set forth in Exhibit 8.1(e), shall not be obtained or sought by Seller as part of this Agreement. Buyer accepts full responsibility for communicating with any such third parties whose intellectual property may be included in the Purchased Assets and Buyer shall be responsible for paying all licensing fees, costs, expenses, or other charges associated with using such Purchased Assets following the closing.  Assignor shall remain responsible for any and all licensing or other fees, costs, expenses or charges that may be associated with using any such Purchased Assets prior to the Closing.

The Purchased Assets shall include all assets comprising the nuclear factor erythroid 2–related factor 2 small molecule program (the “NRF2 Program”), including CXA-10 and analogs, held by Assignor immediately prior to being assigned to Seller.  Without limiting the foregoing, the Purchased Assets shall include all of Seller’s rights, title and interest in the following:

(i)

all rights to research, develop, manufacture and commercialize compounds comprising the NRF2 Program (including CXA-10), including all rights and claims to all clinical study data, manufacturing data, reports and analyses to the extent related to the NRF2 Program;

(ii)	all intellectual property related to the NRF2 Program that exists now or as of the Closing anywhere in the world, including:
a.	the patents identified in Exhibit 9.1(c);
b.

the Exclusive License Agreement, dated August 18, 2014, between the University of Pittsburgh – Of the Commonwealth System of Higher Education and Seller (as assignee of the Assignor) (as amended, the “Pittsburgh Agreement”);

c.	the Exclusive License Agreement, dated April 23, 2012, between the UAB Research Foundation and Seller (as assignee of the Assignor) (the “UAB Agreement”).

(iii)

all regulatory documentation related to the NRF2 Program, including (as applicable) all regulatory applications and renewals thereof (including investigational new drug applications, orphan designations, new drug applications, abbreviated new drug applications and marketing authorization applications), and the safety reports, information on adverse events, and copies of all correspondence, reports, or minutes with any governmental entity, and all data submitted to governmental entities in connection with such regulatory applications;

(iv)

all inventory of compounds comprising the NRF2 Program and reference standards, retains and  intermediates related thereto, ingredients and any other raw materials, work-in-progress materials, package inserts, packaging and labeling materials, supplies and other inventories used in the  manufacturing or production of any compound comprising the NRF2 Program;

(v)

the following records related to the NRF2 Program: (a) written records lab notebooks, accounts, notes, reports, batch records and data, (b) research and development data (of any kind) from discovery through to submission (raw data, stability, validation, quality by design work), all analytical methods development and validation and (iv) manufacturing data (of any kind), batch records, quality control lab commissioning, validation protocols, testing protocols and reports.

Certain portions of this exhibit have been omitted because they are not material and is the type of information that the registrant treats as private or confidential.

EXHIBIT 1.2(b)

Excluded Assets

All contracts of the Assignor and the Seller other than the following:

1.	The Pittsburgh Agreement;
2.	The UAB Agreement; and

[**]

For clarity, while any applicable contacts of Assignor or Seller with [**] shall be deemed Excluded Assets, all existing inventory as of the Closing that was manufactured under any such contract shall be deemed a Purchased Asset.

Should the Buyer determine after the Closing Date that it needs one or more additional contracts that are Excluded Assets hereunder, Seller shall reasonably cooperate with Buyer to assign such contracts in accordance with Section 7.1 of this Agreement.

Certain portions of this exhibit have been omitted because they are not material and is the type of information that the registrant treats as private or confidential.

EXHIBIT 2.1

Contingent Consideration

[**]

Certain portions of this exhibit have been omitted because they are not material and is the type of information that the registrant treats as private or confidential.

EXHIBIT 3.1

Assumed Liabilities

1.	The Pittsburgh Agreement
2.	The UAB Agreement

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